Exhibit 10.1

DEBT CONVERSION AGREEMENT

This DEBT CONVERSION AGREEMENT (this “Agreement”) is dated December 29, 2014 (the “Effective Date”), by and between Alexander Bafer (“Holder”) and Brick Top Productions, Inc., a Florida corporation (“Brick Top”).

R E C I T A L S:

WHEREAS, Brick Top owes the Holder a total of $100,000.00 for outstanding loan (the “Debt”); and

WHEREAS, Holder desires to convert the Debt into shares of Brick Top’s common stock, $0.0001 par value per share (the “Common Stock”) at a conversion price of $.005 per share and Brick Top desires to issue its Common Stock to Holder in exchange for the Debt.

WHEREAS, Holder and Brick Top intend this conversion to be completed pursuant to Section 4(a)(2) of the Securities Act of 1933, as amended.

NOW, THEREFORE, in consideration of the premises and of the terms and conditions herein contained, the parties mutually agree as follows:

1.  Conversion of Debt.

1.1   As of the Effective Date, the Debt shall be converted into 20,000,000 shares of Common Stock (the “Shares”).

2.  Representations and Warranties of Brick Top.

2.1   Authorization.    The execution, delivery and performance by Brick Top of this Agreement and the performance of all of Brick Top’s obligations hereunder have been duly authorized by all necessary corporate action, and this Agreement has been duly executed and delivered by Brick Top. This Agreement constitutes the valid and binding obligation of Brick Top enforceable in accordance with its terms. The execution and performance of the transactions contemplated by this Agreement and compliance with its provisions by Brick Top will not conflict with or result in any breach of any of the terms, conditions, or provisions of, or constitute a default under, its articles of incorporation or bylaws or any agreement to which Brick Top is a party or by which it or any of its properties is bound.

2.2   Issuance of Shares.    The issuance and delivery of Shares in accordance with this Agreement has been duly authorized by all necessary corporate action on the part of Brick Top, and the Shares, when so delivered, will have been duly and validly authorized and issued by the Company and will be fully paid and nonassessable.

2.3   Binding Obligation.    Assuming the due execution and delivery of this Agreement, this Agreement constitutes the valid and binding obligation of Brick Top, enforceable against Brick Top in accordance with its terms, subject, as to enforcement, (i) to bankruptcy, insolvency, reorganization, arrangement, moratorium and other laws of general applicability relating to or affecting creditors' rights and (ii) to general principles of equity, whether such enforceability is considered in a proceeding in equity or at law.

3.  Miscellaneous.

3.1   No Third Party Beneficiaries.    This Agreement shall not confer any rights or remedies upon any person other than the parties and their respective successors and permitted assigns.

3.2   Entire Agreement.    This Agreement (including the documents referred to herein) constitutes the entire agreement among the parties and supersedes any prior understandings, agreements, or representations by or among the parties, written or oral, to the extent they related in any way to the subject matter hereof.

3.3   Counterparts.    This agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

3.4   Governing Law.    This Agreement shall be governed by and construed in accordance with the laws of the State of Florida (without regard to conflict of laws).

3.5   No Waiver/Amendments.    Any waiver by either party to this Agreement of any provision of this Agreement shall not be construed as a waiver of any other provision of this Agreement, nor shall such waiver be construed as a waiver of such provision respecting any future event or circumstance. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by both parties.

3.6   Severability.    Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

3.7   Costs.    Each party will bear the costs and expenses incurred by it in connection with this Agreement and the transaction contemplated thereby.

3.8   Survival of Terms.    All representations, warranties and covenants contained in this Agreement or in any certificates or other instruments delivered by or on behalf of the parties hereto shall be continuous and survive the execution of this Agreement.

3.9   Assignment.    This Agreement shall be binding upon the parties hereto and their respective successors and assigns and shall inure to the benefit of any assignee, subject to the terms and conditions hereof.

3.10   Headings.    The headings used in this Agreement are for convenience only and shall not by themselves determine the interpretation, construction or meaning of this Agreement.

3.12   Additional Assurances.    Holder agrees to furnish to Brick Top, promptly upon Brick Top's written request therefore, such additional documents or instruments, if any, in connection with the conversion of the Debt into the Common Stock, Brick Top, or its agent may require.

3.13   Attorneys Fees and Costs.    In the event any party to this Agreement shall be required to initiate legal proceedings to enforce performance of any term or condition of this Agreement, including, but not limited to, the interpretation of any term or provision hereof, the payment of moneys or the enjoining of any action prohibited hereunder, the prevailing party shall be entitled to recover such sums in addition to any other damages or compensation received, as will reimburse the prevailing party for reasonable attorneys’ fees and court costs incurred on account thereof (including, without limitation, the costs of any appeal) notwithstanding the nature of the claim or cause of action asserted by the prevailing party.

IN WITNESS WHEREOF, the Holder and Brick Top have caused this Agreement to be executed as of the day and year first above written.

HOLDER

By:	/s/ Alexander Bafer
Alexander Bafer

Brick Top Productions, Inc.

By:	/s/ Alexander Bafer
Name:	Alexander Bafer
Title:	CEO